EXHIBIT 10.1


                                                                Execution Copy


                             Triarc Companies, Inc.
                                 280 Park Avenue
                            New York, New York 10017



                                       August 10, 2007



Brian L. Schorr
c/o Trian Fund Management, L.P.
280 Park Avenue
New York, New York  10017

Dear Mr. Schorr:

This letter agreement confirms the arrangement between you and Triarc Companies, Inc., a Delaware corporation ("Triarc"), regarding the termination of the Employment Agreement between you and Triarc, dated as of February 24, 2000, as amended through the date hereof (the "Employment Agreement"), and the cessation of your employment thereunder. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

     1. Your services as an officer and employee of Triarc and any of its direct and indirect subsidiaries, ceased effective as of 12:00 a.m. Eastern Daylight Time on June 30, 2007 (the "Termination Date"), at which time the Employment Agreement terminated and no longer has any legal effect; provided, however, that the provisions of Section 4.5 (as amended herein), Section 3.6, Section 4.7, Section 4.8, Section 5,
          Section  6,  Section  7,  Section 8 (as  amended  herein),  Section 9,
          Section  10,  Section  11 and  Section 12 (as  amended  herein) of the
          Employment Agreement shall remain in effect pursuant to their terms (and you acknowledge the receipt of sufficient consideration from Triarc to support the continued applicability of all restrictive covenants). The terms of Section 8 of the Employment Agreement shall also apply with respect to services provided by you to Triarc under the Services Agreement dated April 30, 2007, as amended, restated or supplemented and any successor agreement thereto (the "Services Agreement"), between Triarc and Trian Fund Management, L.P. ("Trian"). The terms of the separate indemnification agreement entered into between you and Triarc, dated as of January 1, 1999, shall also continue with respect to your employment prior to the Termination Date as well as with respect to services provided by you to Triarc and its subsidiaries under the Services Agreement. For the avoidance of doubt, any indemnity provisions, D&O insurance, fiduciary insurance and employed lawyers liability insurance coverage related to your employment by Triarc and your provision of services under the Services Agreement shall continue in full force and effect, subject, in the case of any such outside insurance coverage that such coverage or comparable coverage be maintained through the sixth anniversary of the date you cease to provide services under the Services Agreement, to the extent such coverage remains available at a commercially reasonable rate.

     2. This agreement will serve as notice of your termination in lieu of the Notice of Termination required under the Employment Agreement as in effect prior to the Termination Date.

     3. Triarc will continue to pay base salary and provide employee benefits through the Termination Date in accordance with the applicable provisions of the Employment Agreement, provided you shall accrue no further payments, bonuses, severance or other incentive payments during (or with respect to) the 2007 calendar year, except as expressly set forth herein.

     4. (a) On December 31, 2007, Triarc shall pay to you, less the aggregate amount required by law to be withheld upon such payment to you under federal, state and local withholding requirements, a lump sum payment of $5,627,414.76 (the "First Lump Sum Payment"). Except for such tax withholding, such payment shall be unconditional and absolute and shall not be subject to offsets, setoffs, recoupment, counterclaims or reductions under any circumstances. Such payment is in lieu of the payment that would otherwise have been paid to you in a lump sum within 10 days after the Termination Date. If you die prior December 31, 2007, such payment shall be made to the legal guardian of your estate on the scheduled payment date.

          (b) In addition, Triarc shall pay to you, in the 2008 calendar year, but in no event, no later than September 30, 2008, a lump sum payment of $853,150.07, less the aggregate amount required by law to be withheld upon such payment to you under federal, state and local withholding requirements (the "Second Lump Sum Payment); provided, however, if a Change of Control (as defined in Triarc's 2002 Equity Participation Plan, as in effect as of the date hereof) of Triarc occurs after January 1, 2008, but before September 30, 2008, the Second Lump Sum Payment shall be paid on the date of such Change of Control (September 30, 2008 or such earlier payment date for the Second Lump Sum Payment, is referred to herein as the "Second Lump Sum Payment Date"). Except for such tax withholding, such payment shall be unconditional and absolute and shall not be subject to offsets, setoffs, recoupment, counterclaims or reductions under any circumstances. Such payment is in lieu of the amount of bonus payment that would otherwise have been paid to you in 2008 with respect to 2007 had you continued to be employed by Triarc. If you die prior to the Second Lump Sum Payment Date, such payment shall be made to the legal guardian of your estate on the Second Lump Sum Payment Date. For the avoidance of doubt, Triarc acknowledges that the provisions of
          Section 12 of your Employment Agreement (as amended herein) shall be applicable to the Second Lump Sum Payment.

     5. Sub-clause (B) of Section 4.5 of the Employment Agreement is amended as of the Termination Date to provide that each outstanding stock option shall remain exercisable until the earlier of (i) one year following the termination of your services to the Company as a consultant (whether under the terms of the Services Agreement or otherwise) for reasons other than "cause," (as such term was defined in the Employment Agreement as in effect prior to the Termination
          Date), as determined in good faith by the Compensation Committee of Triarc ("Compensation Committee"), (ii) the earlier of the latest date upon which such stock option could have expired by its original terms under any circumstances or the tenth (10th) anniversary of the original date of grant and (iii) immediately upon termination of your services to Triarc as a consultant for "cause," (as such term was defined in the Employment Agreement as in effect prior to the Termination Date), as determined in good faith by the Compensation Committee.

     6. Section 8 of the Employment Agreement shall be amended to add a final sentence to read as follows: "Any reimbursement the Company pays to the Employee under this Section 8 shall be paid prior to the end of the Employee's taxable year next following the taxable year in which the action, suit or proceeding is completed."

     7. Sub-clause (A) of Section 12 of the Employment Agreement shall be amended to add a final sentence to read as follows: "Any Gross-Up Payment the Company pays to the Employee shall be paid prior to the end of the Employee's taxable year next following the taxable year in which the Employee remits the Excise Tax."

     8. You acknowledge and agree that following the Termination Date (i) to the extent that during the term of the Services Agreement you are associated with Trian you shall continue to provide services to Triarc as a consultant as provided for under the Services Agreement, to the extent reasonably requested by Triarc and (ii) to the extent that you are no longer associated with Trian, you may at your election and without any further payment or cost to Triarc, continue to provide consulting services to Triarc for so long as requested by Triarc; provided, however, that in the case of both clause (i) and (ii) above, Triarc does not intend or contemplate that you will provide a level of service to Triarc, and Triarc shall not request or require you to provide such a level of service, that exceeds 20 percent of the average level of service you performed for Triarc during the 36-month period prior to the Termination Date; and provided that you agree to cooperate with Triarc and Trian so as not to exceed such maximum service levels. The terms of Section 8 of the Employment Agreement shall apply with respect to any consulting services you may provide to Triarc.

     9. All Class B Units of Triarc Deerfield Holdings, LLC and all Class B Units of Jurl Holdings, LLC held by you on the Termination Date are fully vested and non-forfeitable effective as of the Termination Date.

     10. You hereby acknowledge that as of the Termination Date, except as expressly provided in this agreement, you will not be entitled to any other payments, distributions, bonuses, severance, benefits or perquisites from Triarc or any of its respective affiliates including but not limited to, base salary, bonus (including any pro rata bonus payments), distributions (other than 401(k) account balances), allocations and group health benefits (other than COBRA rights to continue and/or convert group medical coverage at your expense and any conversion rights to which you may be entitled under law with respect to continuing life insurance or long-term disability insurance coverage at your expense) and you hereby fully release Triarc and its respective affiliates and subsidiaries (the "Group") from all such claims you may otherwise have (known or unknown) under the Employment Agreement or under any other Triarc compensation plan or arrangement; provided, however, that nothing contained in this discharge and release shall release Triarc from any obligations arising under this agreement or the surviving provisions of the Employment Agreement or any agreement governing the terms of any Triarc stock options previously granted to you. You further acknowledge that Triarc has made arrangements for Trian to honor your accrued and outstanding 2007 vacation balance from Triarc, which will allow you to use your accrued 2007 vacation time at Trian. Notwithstanding anything herein, you shall be entitled to all rights to indemnification and contribution under the certificate of incorporation, bylaws or similar charter documents of, or any agreement with, Triarc or any of its subsidiaries or affiliates. Triarc, on behalf of the Group, hereby fully releases you from any and all claims any of them may have against you based on facts known to Messrs. Nelson Peltz, Peter W. May, Edward P. Garden or Frances T. McCarron as of June 28, 2007, including, but not limited to, any claims related to your employment or any term or condition of that employment.

     11. To the extent that Frances T. McCarron ("McCarron") accepts full-time employment with Trian and Triarc enters into a cash payment arrangement with McCarron with respect to the settlement and termination of his letter agreement with Triarc, dated April 28, 2006 (the "McCarron Agreement"), and the cash payments provided for under such arrangement, expressed as a percentage of payments that would otherwise be due McCarron under Section (4) of the McCarron Agreement exceeds 87.5% (the "McCarron Percentage"), Triarc shall pay to you, no later than ten (10) business days following such determination, an additional cash payment equal to the sum of (A) an amount (the "Additional Schorr Payment") which, when added to $6,118,773.50, and expressed as a percentage of $6,992,884, equals the McCarron Percentage and (B) an amount equal to simple interest at 9.9% per annum on the Additional Schorr Payment from July 1, 2007 through to the payment date (the "Schorr Interest Factor"). The Additional Schorr Payment and Schorr Interest Factor shall be subject to applicable taxes and withholding. Notwithstanding the foregoing, the Additional
          Schorr Payment shall be paid in the taxable year in which the determination is made that Frank McCarron will receive the McCarron Percentage or within the two and a half month period following such taxable year.

     12. The terms of this agreement (and the terms of the Employment Agreement referenced herein) constitute the entire agreement between you and Triarc regarding the cessation of your employment and the termination of the Employment Agreement and may not be altered or modified other than in a writing signed by you and Triarc. Except as provided herein, this Agreement supersedes all prior arrangements, communications, commitments or obligations between yourself and Triarc regarding the subject matter herein.

Very truly yours,



/s/DAVID E. SCHWAB II
---------------------
David E. Schwab II
Member of the Board of Directors
On Behalf of Triarc Companies, Inc.



AGREED AND ACKNOWLEDGED


/s/BRIAN L. SCHORR
-----------------------
Brian L. Schorr